UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES ACT OF 1934

Cox Communications, Inc. (Exact name of Registration as specified in charter)

Delaware	58-2112281

(State of incorporation or origination)	(IRS Employer Identification No.)

1400 Lake Hearn Drive, Atlanta, Georgia	30319

(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Exchangeable Subordinated Debentures due 2030	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: 333-82575 (if applicable).

Securities to be registered pursuant to Section 12(g) of the Act:

None.

ITEM 1.     DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

     On March 13, 2000, Cox Communications, Inc., a Delaware corporation, filed a registration statement on Form 8-A to register a class of securities titled Exchangeable Subordinated Debentures due 2030 (the “Premium PHONES”). The terms of the Premium PHONES are governed by the Indenture, dated as of June 27, 1995, between Cox Communications, Inc. and The Bank of New York, as Trustee, as supplemented by the Second Supplemental Indenture, dated as of March 14, 2000 (together, the “Original Indenture”).

     For a description of the Premium PHONES, reference is made to the description included under the caption “Description of Premium PHONES” in the prospectus supplement and under “Description of Debt Securities” in the accompanying prospectus included in the
Rule 424(b) filing made by Cox under the registration statement on Form S-3 (file no. 333-82575), as amended hereby.

     As of May 5, 2003, Cox entered into a Sixth Supplemental Indenture with The Bank of New York pursuant to which Cox’s right to deliver shares of Sprint Corporation’s PCS Common Stock to a holder of the Premium PHONES upon settlement of such holder’s exchange of Premium PHONES was terminated. As a result, upon exchange of the Premium PHONES, Cox must pay the Current Market Value (as defined in the Original Indenture) of Premium PHONES submitted for exchange in cash.

ITEM 2.     EXHIBITS

4.1	Indenture, dated as of June 27, 1995, between Cox Communications, Inc, and the Bank of New York, as Trustee relating to the Premium PHONES (incorporated herein by reference as an exhibit to the registration statement on Form S-1, file no. 33-99116).

4.2	Second Supplemental Indenture, dated as of March 14, 2000, between Cox Communications, Inc. and The Bank of New York, as Trustee (incorporated by reference to exhibit 4.9 to Cox’s annual report of Form 10-K, filed March 23, 2000).

4.3	Form of Premium PHONES (incorporated by reference to exhibit 4.9 to Cox’s annual report of Form 10-K, filed March 23, 2000).

4.4	Sixth Supplemental Indenture, dated as of May 5, 2003, between Cox Communications, Inc. and The Bank of New York, as Trustee, relating to the Premium PHONES.

SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

COX COMMUNICATIONS, INC.

Date: May 6, 2003	By:	/s/ Jimmy W. Hayes Jimmy W. Hayes Executive Vice President, Finance and Chief Financial Officer